UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ante5, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2345075
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Hughes Drive, Suite 606	89169
Las Vegas, Nevada (Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 330-9881

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND

ITEMS OF FORM 10

Our information statement is filed as Exhibit 99.1 to this Form 10. For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the information statement.

Item No.	Caption	Location in Information Statement
Item 1.	Business.	See “Summary”, “Our Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “The Spin-off”

Item 1A.	Risk Factors.	See “Risk Factors”

Item 2.	Financial Information.

See “Summary”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Unaudited Pro Forma Financial Statements” and “Index to Financial Statements” and the statements referenced therein

Item 3.	Properties.	See “Our Business—Properties”

Item 4.	Security Ownership of Certain Beneficial Owners and Management.	See “Security Ownership of Certain Beneficial Owners and Management”

Item 5.	Directors and Executive Officers.	See “Management”

Item 6.	Executive Compensation.	See “Executive Compensation”

Item 7.	Certain Relationships and Related Transactions, and Director Independence.	See “Management” and “Related Person Transactions”

Item 8.	Legal Proceedings.	See “Our Business—Legal Proceedings”

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.	See “Summary”

Item 10.	Recent Sales of Unregistered Securities.	Not applicable

Item 11.	Description of Registrant’s Securities to be Registered.	See “Description of Capital Stock”

Item 12.	Indemnification of Directors and Officers.	See “Management” and “Description of Capital Stock”

Item 13.	Financial Statements and Supplementary Data.	See “Unaudited Pro Forma Financial Statements” and “Index to Financial Statements” and the statements referenced therein

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.	Not applicable

Item 15.  Financial Statements and Exhibits.

(a) Financial Statements

The following financial statements are included in the Information Statement and filed as part of this Registration Statement on Form 10:

(1)	Unaudited Pro Forma Condensed Balance Sheet of ante5, Inc., and
(2)	Historical Consolidated Financial Statements of ante4, Inc. (now Voyager Oil & Gas, Inc.), including Report of Independent Registered Public Accounting Firm
(b)	Exhibits

The following documents are filed as exhibits hereto unless otherwise indicated:

Exhibit No.		Exhibit Description

2.1

Distribution Agreement by and between ante4, Inc. (now Voyager Oil & Gas, Inc.) and ante5, Inc., dated April 16, 2010 (Exhibit 10.1 to the current report on Form 8-K of Voyager Oil & Gas, Inc. (formerly ante4, Inc.), filed on April 19, 2010).

3.1	*	Certificate of Incorporation.

3.2	*	Bylaws.

10.1	*	Subscription Agreement dated April 13, 2010, by and between ante4, Inc. and ante5, Inc.

10.2

Agreement and Plan of Merger by and between ante4, Inc. (now Voyager Oil & Gas, Inc.), Plains Energy Acquisition Corp. and Plains Energy Investments, Inc. (Exhibit 2.1 to the current report on Form 8-K of Voyager Oil & Gas, Inc. (formerly ante4, Inc.), filed on April 19, 2010).

10.3

Asset Purchase Agreement dated August 24, 2009 by and among Peerless Media Ltd. and WPT Enterprises, Inc. (Exhibit 2.1 to the current report on Form 8-K of ante4, Inc. (now Voyager Oil & Gas, Inc.) filed on August 24, 2009).

10.4

Guaranty Agreement dated August 24, 2009 made by ElectraWorks Ltd. In favor of WPT Enterprises, Inc. (Exhibit 2.2 to the current report on Form 8-K of ante4, Inc. (now Voyager Oil & Gas, Inc.) filed on August 24, 2009).

10.5	*†	Consulting Agreement between ante5, Inc. and TechCFO-San Francisco, LLC, dated April 19, 2010

23.1	*	Consent of Independent Registered Public Accounting Firm.

Exhibit No.	Exhibit Description

99.1*	Preliminary Information Statement dated April 23, 2010.

*    Filed herewith.

†    Management contract or compensation plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ante5, Inc.

Date: April 23, 2010	By:	/s/ Steven Lipscomb
Steven Lipscomb
Chief Executive Officer